UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to §240.14a-12

WILLIAMS CONTROLS, INC.
(Name of Registrant as Specified In Its Charter)

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WILLIAMS CONTROLS, INC.

Notice of Annual Meeting to be held on February 27, 2008

The annual meeting (the “Annual Meeting”) for 2008 of Williams Controls, Inc., a Delaware corporation (the “Company,” “Williams Controls,” “we” or “us”), will be held at the offices of the Company located at 14100 Southwest 72nd Avenue, Portland, Oregon on February 27, 2008, at 8:30 a.m. Pacific Standard Time, for the following purposes:

1.	To elect seven (7) members of the Company’s Board of Directors each for a one (1) year term to serve until the next annual meeting or until their respective successors are duly elected or appointed, and qualified.

2.	To consider and approve an amendment to the Company’s 1995 Stock Option Plan for Non-Employee Directors, to increase the number of shares authorized thereunder from 66,666 to 86,666. Approval of this proposal requires the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote on this proposal.

3.	To consider and approve an amendment to the Company’s Restated 1993 Stock Option Plan, to increase the number of shares authorized thereunder from 750,000 to 870,000 shares. Approval of this proposal requires the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote on this proposal.

4.	To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors is not aware of any other business to come before the Annual Meeting.

Only stockholders who owned Williams Controls’ stock as of the close of business on January 17, 2008 are entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

Your vote is important and all stockholders are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting in person, please sign, date and return the enclosed proxy in the accompanying envelope as promptly as possible so that your shares will be voted. The envelope requires no postage if mailed within the United States. If you attend the Annual Meeting, you may revoke the proxy and vote personally on all matters brought before the Annual Meeting.

By Order of the Board of Directors,

Dennis E. Bunday
Executive Vice President, Chief Financial
Officer and Secretary
January 28, 2008
Portland, Oregon

WILLIAMS CONTROLS, INC.
14100 SW 72nd Avenue
Portland, Oregon 97224
(503) 684-8600

PROXY STATEMENT for ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 27, 2008

INTRODUCTION

General

     This Proxy Statement is being furnished to the stockholders of Williams Controls, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Company’s board of directors (the “Board of Directors”) from holders of the Company’s common stock, $0.01 par value (“Common Stock”), to be voted at the Company’s Annual Meeting of Stockholders to be held at the offices of the Company located at 14100 Southwest 72nd Avenue, Portland, Oregon on February 27, 2008, at 8:30 a.m. Pacific Standard Time (the “Annual Meeting”). At the Annual Meeting, stockholders will be asked to elect seven (7) members of the Board of Directors, approve an increase in the number of shares authorized to be granted under the Corporation’s Restated 1993 Stock Option Plan and the 1995 Non-Employee Director Stock Option Plan and to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     The accompanying Notice of the Annual Meeting of Stockholders, this Proxy Statement, and the enclosed proxy card are first being mailed to stockholders on or about January 28, 2008.

     The complete mailing address of the executive officers of Williams Controls is 14100 SW 72nd Avenue, Portland, Oregon 97224.

Record Date

     The Board of Directors has fixed the close of business on January 17, 2008 as the record date (the “Record Date”) for determining the holders of the Company’s Common Stock. Accordingly, only holders of record of Common Stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting, with each share of Common Stock entitling its holder to one vote on all matters properly presented at the Annual Meeting.

Outstanding Shares

     On the Record Date, there were 7,512,731 shares of Common Stock outstanding held by approximately 2,200 beneficial owners and 320 record owners.

Quorum

     The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting, or 3,756,366 shares of Common Stock, is necessary to constitute a quorum at the Annual Meeting.

Voting

     Each stockholder will be entitled to one vote for each share of Common Stock held of record by the stockholder on the Record Date on all matters submitted for stockholder approval at the Annual Meeting on which the shares are entitled to vote. Stockholders are not entitled to cumulate votes on any proposal.

     Abstentions and broker non-votes will not be counted as an affirmative or negative vote on any proposal.

Proxies

     The Board of Directors is soliciting the enclosed proxy for use at the Annual Meeting and any adjournments or postponements of that meeting. The proxy holders will not vote the proxy at any other meeting. All proxies that are properly executed, received by the Company prior to or at the Annual Meeting, and not properly revoked by the stockholder in accordance with the instructions below, will be voted at the Annual Meeting or any adjournments or postponements thereof in accordance with the instructions in the proxy.

     The shares represented by each signed proxy will be voted in accordance with the instructions given on the proxy. If a signed proxy is received but no instructions are indicated, the proxy will be voted as follows:

  FOR the seven nominees to the Company’s Board of Directors named in this Proxy Statement;

  FOR the proposal to approve an amendment to the Company’s 1995 Stock Option Plan for Non-Employee Directors, to increase the number of shares authorized thereunder from 66,666 to 86,666.

  FOR the proposal to approve an amendment to the Company’s Restated 1993 Stock Option Plan, to increase the number of shares authorized thereunder from 750,000 to 870,000.

  At the discretion of the persons named in the proxy on any other business that may properly come before the Annual Meeting.

     The person giving any proxy in response to this solicitation may revoke it at any time before the proxy is voted:

  By filing with the Company’s corporate secretary, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the date of the proxy; or

  By signing and dating a subsequent proxy relating to the same shares and delivering it to the Company’s corporate secretary before the Annual Meeting; or

  By attending the Annual Meeting and voting in person.

     Attendance at the Annual Meeting without taking one of the foregoing measures will not constitute a revocation of a proxy.

     Any written notice revoking a proxy should be sent to Williams Controls, Inc., 14100 Southwest 72nd Avenue, Portland, Oregon 97224, Attention: Secretary, or hand delivered to the corporate secretary at the Annual Meeting, at or before the taking of the vote.

Notice to Beneficial Owners of Shares

     Any shares held in the name of fiduciaries, custodians, or brokerage houses for the benefit of their clients or otherwise held in “street name” may only be voted by the fiduciary, custodian, or brokerage house itself. The beneficial owner may not directly vote or appoint a proxy to vote the shares and should instruct the person or entity in whose name the shares are held how to vote. Brokerage houses should provide beneficial owners with instructions that the beneficial owners must follow to direct the voting of their shares.

Solicitation of Proxies

     We will bear the cost of preparing, printing, and mailing this Proxy Statement and of the solicitation of proxies by the Board of Directors. Solicitation will be made by mail and, in addition, may be made by our directors, officers, and employees personally, or by telephone, facsimile or e-mail. None of those persons will be compensated for soliciting proxies. We will request brokers, custodians, nominees, and other like parties to forward copies of proxy materials to the beneficial owners of the shares and will reimburse such parties for their reasonable and customary charges or expenses in this connection.

PROPOSAL 1 — ELECTION OF DIRECTORS

General

     The Company’s Bylaws provide that the Company’s Board of Directors shall consist of seven members, each of which serves a one-year term until the next annual meeting or until their respective successors are duly elected or appointed, and qualified.

     Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of the nominees named below. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other persons as the Board of Directors may recommend.

Information Regarding Nominees

     The following sets forth certain information about the director nominees based on information these individuals supplied to the Company, including their names, ages, principal occupations for the past five years, and their directorships with other corporations. All nominees are for a one-year term expiring in 2009.

     Shares represented at the Annual Meeting by executed but unmarked proxies will be voted “FOR” the named nominees.

Name	Age	Occupation and Employment History
Patrick W. Cavanagh	54

Mr. Cavanagh joined the Company as the President and Chief Executive Officer on October 1, 2004. He was appointed to the Board of Directors in May 2005. From June 2003 until joining the Company, Mr. Cavanagh was General Manager of Woodward Controls, Inc., a subsidiary of Woodward Governor Company. Woodward Governor is the largest independent manufacturer of engine control systems for industrial engines and turbines. Mr. Cavanagh was responsible for Sales, Engineering and Manufacturing operations in Niles, Illinois and Suzhou, China. From 1992 to 2003, he was a Corporate Vice President of Knowles Electronics and general manager of its automotive components group, a producer of sophisticated engine control systems and sensors for the automotive, heavy truck and industrial markets. Mr. Cavanagh has a Bachelor of Science in Mechanical Engineering Technology from the Milwaukee School of Engineering.

R. Eugene Goodson	72

Mr. Goodson has been Chairman of the Board of Directors since July 1, 2002. He also was President and Chief Executive Officer from August 7, 2002 through September 30, 2004. Mr. Goodson is the Executive Chairman and a director of Southwall Technologies, a developer, manufacturer and marketer of thin-film coatings for the electronic display, automotive glass and architectural markets. Mr. Goodson was an Adjunct Professor at the University of Michigan’s School of Business from September 1998 until June 2004. From October 1997 to September 1998, he was a consultant with Oshkosh Truck Corporation, a manufacturer of specialized trucks and transport equipment. From 1990 until his retirement in October 1997, he was Chairman of the board of directors and Chief Executive Officer of Oshkosh Truck Corporation. Mr. Goodson has a MSME and a Ph.D. from Purdue University.

Name	Age	Occupation and Employment History
H. Samuel Greenawalt	79

Mr. Greenawalt served as a director and a member of Williams Controls’ Audit Committee from March 1994 to July 1, 2002 when he resigned in conjunction with the 2002 recapitalization transaction. Mr. Greenawalt was re-elected as a director at the Company’s Annual Meeting on September 19, 2002. Mr. Greenawalt is Chairman of the Audit Committee and a member of the Governance and Nominating Committee. Mr. Greenawalt retired as a Vice-President of LaSalle Bank in 2007. Mr. Greenawalt received a Bachelor of Science degree from the Wharton School at the University of Pennsylvania, and is a graduate of the University of Wisconsin Banking School.

Douglas E. Hailey	45

Mr. Hailey has served as a director since March 2001 and is a member of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. Since 1994, Mr. Hailey has been Vice President of the Investment Banking Division of Taglich Brothers, Inc., a New York-based full service brokerage firm that specializes in private equity placements for small public companies. Prior to joining Taglich Brothers, Mr. Hailey spent five years with Weatherly Financial Group, a small private equity firm that specialized in sponsoring leveraged buyouts. Mr. Hailey received a Bachelors Degree in Business Administration from Eastern New Mexico University and an MBA in Finance from the University of Texas. Mr. Hailey serves on the board of directors of Orchids Paper Company and Gulf Stream International Group, Inc.

Carlos P. Salas	36

Mr. Carlos P. Salas has been a director since September 2004 and is the Chairman of the Governance and Nominating Committee and a member of the Compensation Committee. He is a member of Dolphin Advisors, L.L.C., which manages a private-equity investment fund focused on middle-market opportunities. Before joining Dolphin Advisors, Mr. Salas was an investment banker with Donaldson, Lufkin & Jenrette, Inc. and Credit Suisse First Boston. Mr. Salas also practiced law with Cleary, Gottlieb, Steen & Hamilton in New York. Mr. Salas received his J.D. from The University of Chicago and his B.A. from New York University Mr. Salas also serves on the board of directors of Tengasco Inc.

Peter E. Salas	53

Mr. Peter E. Salas has been a director since September 2004 and is a member of the Executive Committee. He has been President of Dolphin Asset Management Corp. and its related companies since founding them in 1988. Prior to establishing Dolphin, he was with J.P. Morgan Investment Management, Inc. for ten years. He received an A.B. degree in Economics from Harvard in 1978. Mr. Salas serves as Chairman of the Board of Tengasco, Inc. and serves on the board of directors of Southwall Technologies Inc.

Donn J. Viola	62

Mr. Viola has been a director since December 2002 and is Chairman of the Compensation Committee and a member of the Executive and Audit Committees. Mr. Viola served as Chief Operating Officer of Donnelly Corporation, an automotive parts supplier, from 1996 until his retirement in 2002. From 1990 to 1996, Mr. Viola held positions as Senior Executive Vice President and Chief Operating Officer with Mack Trucks, a heavy truck manufacturer. Mr. Viola has a Bachelor of Science in Mechanical Engineering from Lehigh University.

Meetings of the Board of Directors; Committees

     The Board of Directors has appointed an Executive Committee, Audit Committee, Compensation Committee, and Governance and Nominating Committee. All committees operate under individual charters from the Board of Directors.

     The following table summarizes our committee membership. Mr. Cavanagh, as a member of management, does not sit on any committees.

							Governance and
Name	Audit		Compensation		Executive		Nominating
R. Eugene Goodson					X	(1)
H. Samuel Greenawalt	X	(1)					X
Douglas E. Hailey	X		X				X
Carlos P. Salas			X				X (1)
Peter E. Salas					X
Donn J. Viola	X		X	(1)	X
____________________

(1)     Chairman

     Executive Committee. When the Board of Directors is not in session, the Executive Committee may exercise all the powers and authority of the Board of Directors except as limited by law and the Certificate of Incorporation. The Committee operates under a charter from the Board of Directors. The Executive Committee met three times during fiscal 2007. The members of the Executive Committee are Messrs. Goodson, Peter E. Salas, and Viola.

     Audit Committee. The Audit Committee reviews the scope of the independent annual audit, reviews the Company’s quarterly and other financial reports and is responsible for other matters concerning the relationship between the Company and Moss Adams LLP, its independent registered public accounting firm. The Audit Committee held five meetings during our 2007 fiscal year. The members of the Audit Committee are Messrs. Greenawalt, Hailey and Viola. All Audit Committee members are independent directors under the meaning set forth in Marketplace Rule 4200(a)(15) of The NASDAQ Stock Market. Mr. Hailey meets the definition of an audit committee financial expert as set forth in Item 401(h)(2) of SEC Regulation S-K. A copy of the report of the Audit Committee is contained in this Proxy Statement. The Audit Committee operates pursuant to a formal Audit Committee Charter.

     Compensation Committee. The Compensation Committee primarily reviews compensation to be paid to our executive officers and directors and awards under the Company’s stock option plans and makes recommendations to the Board of Directors. The Compensation Committee held four meetings during fiscal 2007. The members of the Compensation Committee are Messrs. Hailey, Carlos P. Salas, and Viola.

     Governance and Nominating Committee. The Governance and Nominating Committee (i) identifies individuals qualified to become members of the Board of Directors and to recommend that the Board of Directors select the director nominees for the next annual meeting of stockholders, (ii) develops and recommends to the Board of Directors a set of corporate governance guidelines applicable to the Company and a code of business conduct and ethics, (iii) oversees the evaluation of the Board of Directors and management, and (iv) ensures that the Company is in compliance with all applicable corporate governance rules. The Governance and Nominating Committee met once during fiscal 2007. The members of the Governance and Nominating Committee are Messrs. Greenawalt, Hailey and Carlos P. Salas, all of which are independent directors under the definition set forth in Marketplace Rule 4200(a)(15) of the NASDAQ Stock Market. The Governance and Nominating Committee operates pursuant to a formal written charter, a copy of which is available on the Company’s Internet web site at the following address: www.wmco.com.

Meeting Attendance

     The Board of Directors met four times in person and once via telephone during fiscal 2007. Each director attended more than 75% of the meetings of the Board of Directors and each committee on which he served and which met during fiscal 2007. All members of the Board of Directors attended the Company’s annual meeting held during fiscal year 2007.

Compensation Committee Interlocks and Insider Participation

     The members of the Company’s Compensation Committee include Messrs. Viola, Hailey and Carlos P. Salas. None of the named current or former members of the Compensation Committee is or ever was an executive officer or employee of the Company. Mr. Carlos P. Salas is a member of Dolphin Advisors, LLC, the Managing General Partner of Dolphin Direct Equity Partners LP. See “Persons Owning More Than Five Percent of Williams Controls” below. This Committee makes the determinations for stock issuances pursuant to the Company’s compensation policies and plans.

Independence of the Board of Directors

     Upon consideration of the criteria and requirements regarding director independence set forth in the Marketplace Rules of The NASDAQ Stock Market, the Board of Directors has determined that, upon election of the above nominees for director, a majority of the members of the Board of Directors will be “independent directors” as such term is defined in the Marketplace Rules. Specifically, the Board of Directors have determined that Messrs. Goodson, Greenawalt, Hailey, Carlos P. Salas, Peter E. Salas and Viola meet such criteria and requirements. The Company’s independent directors meet in no less than two separate executive sessions during each fiscal year.

Director Nomination Procedures

     The nominees, Messrs. Cavanagh, Goodson, Greenawalt, Hailey, Carlos P. Salas, Peter E. Salas, and Viola are existing directors. The Board of Directors is recommending that all nominees be re-elected as directors because the Board of Directors believes they have served the Company admirably and it is in the best interests of the Company and its stockholders to re-elect these individuals to the Board of Directors. The Board of Directors believes that all of these nominees possess a desirable understanding of the Company and the industries in which it operates.

     It is the role of the Governance and Nominating Committee to seek qualified candidates to serve on the Company’s Board of Directors and recommend them for the Board of Director’s consideration. In recommending candidates for election to the Board of Directors, the Nominating Committee considers nominees recommended by directors, officers, employees, stockholders, and others, using the same criteria to evaluate all candidates. The Nominating Committee may also engage a third-party search firm to assist in identifying and evaluating potential nominees. The Nominating Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors and other factors relating to diversity, skills, occupation, experience in the context of the needs of the Board of Directors, and whether the candidate would meet the definition of “independent” under applicable SEC rules and the rules of The Nasdaq Stock Market. Evaluations of candidates generally involve a review of background materials and internal discussions, as well as interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nominating Committee recommends the candidate for consideration by the full Board of Directors. The Board of Directors has required and will continue to require that all nominees for the Board of Directors have a reputation for integrity, honesty and adherence to high ethical standards.

     Stockholders wishing to propose director candidates for consideration by the Nominating Committee may do so by writing to the Secretary of the Company and providing information specified in the Company’s Bylaws, including the candidate’s name, biographical data, and qualifications. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of the Company not less than (ten) 10 days nor more than (sixty) 60 days prior to the date of the meeting, provided that at least two (“2”) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders. If less than (ten) 10 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received by the Company not later than the close of business on the second day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. Stockholders also may be subject to other conditions and limitations regarding the nomination of directors. See “Stockholder Proposals for 2009 Annual Meeting” below.

Communication with Directors

     Any stockholder who wishes to communicate with members of the Board of Directors, individually or as a group, may do so by writing to the intended member or members of the Board of Directors, c/o Secretary, Williams Controls, Inc., 14100 S.W. 72nd Ave., Portland, Oregon 97224. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be submitted to the Board of Directors in a timely manner.

Required Vote

     Assuming the existence of a quorum, the seven nominees receiving the most votes will be elected directors.

Director Compensation for Fiscal Year Ended September 30, 2007

     Each non-employee director of the Company receives a total of $30,000 per year for service on the Board of Directors. This fee is all-inclusive and no additional board or committee attendance fees are paid, except that the Company reimburses its directors for reasonable costs incurred to attend board and committee meetings.

     The Company has a stock option plan for the non-employee directors of the Company, referred to as the 1995 Stock Option Plan for Non-Employee Directors, or the “Directors’ Plan,” a summary of the terms of which is included in “Proposal 2” below. For the fiscal year ended September 30, 2007, all non-employee directors each received non-statutory stock option exercisable for ten years to purchase up to 1,666 shares of Common Stock at $17.69 per share.

     We do not pay any additional compensation to any director who is also an employee of Williams Controls for their services as a director of the Company.

     The following table shows the compensation paid to the non-employee members of the Board of Directors during the year ended September 30, 2007:

	Fees
	Earned or	Option	All Other
Name	Paid in Cash ($)	Awards (1) ($)	Compensation ($)		Total ($)
R. Eugene Goodson	$30,000	$20,501	$0		$50,501
Samuel H. Greenawalt	$30,000	$20,501	$0		$50,501
Douglas E. Hailey	$30,000	$20,501	$0		$50,501
Carlos P. Salas	$30,000	$20,501	$60,000	(2)	$110,501
Peter E. Salas	$30,000	$20,501	$60,000	(2)	$110,501
Donn J. Viola	$30,000	$20,501	$0		$50,501
____________________

(1)	On February 28, 2007, each non-employee director was awarded options to purchase 1,666 shares of Williams Controls’ stock at $17.69 per share under our 1995 Stock Option Plan for Non-Employee Directors (the “1995 Plan”), the closing price of Williams Controls’ common stock on that date as quoted on the NASDAQ Stock Market. These options vest at the rate of 25% upon grant of the option and 25% each successive year for three years. The amounts in this column reflect the dollar amount to be recognized for financial statement reporting purposes, in accordance with FAS123R, of option awards under the 1995 Plan. Assumptions used in the calculation of these amounts are described in Note 2 to the Company’s audited financial statements for the fiscal year ended September 30, 2007 included in the Company’s Annual Report on Form 10-K filed with the SEC on December 14, 2007. The full grant date fair value of each option awarded in 2007, determined in accordance with FAS123R is equal to $12.31.

(2)	The Company has a Management Services Agreement with Dolphin Advisors, L.L.C. under which the Company pays Dolphin Advisors L.L.C. an annual fee of $60,000. The obligation to make payments to Dolphin Advisors L.L.C. under the Agreement terminates on August 1, 2008. Messrs. Carlos P. Salas and Peter E. Salas, directors of Williams Controls, are affiliated with Dolphin Advisors, L.L.C., and as a result may be deemed to have received the fee payable to Dolphin Advisors, L.L.C.

     No stock awards or non-equity incentive plan compensation were awarded to directors in 2007. Directors have no pension plan or nonqualified deferred compensation earnings, and receive no perquisites.

Recommendation of the Board of Directors

     The Board of Directors urges the stockholders to vote “FOR” each of Messrs. Cavanagh, Goodson, Greenawalt, Hailey, Carlos P. Salas, Peter E. Salas, and Viola. If a quorum is present, the Company’s Bylaws provide that directors are elected by a plurality of the votes cast by the stockholders who are entitled to vote and are present in person or represented by proxy at the meeting. In other words, the three nominees receiving the most votes, even if less than a majority of the shares cast, will be elected to the Board of Directors. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee

MANAGEMENT

     The following table sets forth certain information with respect to the Company’s officers as of January 17, 2008. Executive officers of the Company are appointed by the Board of Directors at the meeting of the Board of Directors immediately following the annual meeting of the stockholders, and hold office until they resign, they are terminated by the Board of Directors, or their successors are elected and qualified.

Name	Age	Current Position	Tenure
Patrick W. Cavanagh	54	President and Chief Executive Officer	October 1, 2004 to present

Dennis E. Bunday	57	Chief Financial Officer	2001 to present
		Executive Vice President, and Secretary	2002 to present

Gary A. Hafner	57	Vice President, Global Manufacturing	July 2006 to present

Mark S. Koenen	41	Vice President, Sales and Marketing	September 1, 2005 to present

Scott J. Thiel	40	Vice President, Engineering and	October 1, 2007 to present
		Development

     Information concerning the principal occupation of Mr. Cavanagh is set forth under “Election of Directors.” Information concerning the principal occupation during at least the last five years of the other executive officers of the Company who are not also directors of the Company is set forth below.

     Dennis E. Bunday joined Williams Controls as Executive Vice President, Chief Financial Officer, and Secretary in July 2002. From January 2001 until June 2002, he served the Company as its Chief Financial Officer as an independent contractor. Prior to joining the Company, he served as Vice President – Finance and Chief Financial Officer from 1998 to 2001, for Babler Bros., Inc., a manufacturer of pre-cast concrete products. From 1996 until 1998, he held the same positions with Quality Veneer & Lumber, Inc., and its predecessor, the Morgan Company, a producer of forest products. Prior to 1996, he was Financial Controller and Treasurer of Pope & Talbot, Inc., a New York Stock Exchange company. Mr. Bunday received a Bachelors degree in Accounting from Washington State University. Mr. Bunday is a member of the board of directors and the compensation committee of the board of directors of Southwall Technologies, a developer, manufacturer and marketer of thin-film coatings for the electronic display, automotive glass and architectural markets.

     Gary A. Hafner was appointed Vice President, Global Manufacturing in July 2006. From February 2006 to July 2006, he was manufacturing manager for the Company and from 1999 until February 2006 he was manufacturing manager for the Company’s Portland operations. Prior to joining Williams Controls, he held the position of production manager at Warn Industries in Milwaukie, Oregon, a company that designs, manufactures and markets off-road equipment and accessories for four-wheel-drive vehicles, ATV’s and utility vehicles. Mr. Hafner earned a bachelor’s degree in mechanical engineering from Oregon Institute of Technology.

     Mark S. Koenen was appointed Vice President, Sales and Marketing in September 2005. From 1996 until September 2005, he was Sales and Marketing Manager for the Company. Prior to joining the Company, he held the position of corporate strategic market analyst at Rockwell International. Mr. Koenen has a Masters of Science in Foreign Service from Georgetown University and a Bachelors of Arts from Trinity College.

     Scott J. Thiel was appointed Vice President, Engineering and Development on October 1, 2007. From March 2007 to October 1, 2007 he was director of engineering for the Company and from 2004 to March 2007 he was an engineering manager for the Company. Prior to joining Williams Controls, he held the position of product development engineer with Tyco Electronics, a designer and manufacturer of interconnect solutions for medical devices, from 1998 to 2004. Mr. Thiel earned a bachelor’s degree in mechanical engineering from Oregon Institute of Technology.

     There are no family relationships among the executive officers of the Company.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of our Common Stock as of January 17, 2008, by each director, each executive officer or employee named in the Summary Compensation Table, and all directors and executive officers as a group. Except as indicated in the footnotes to this table, each person has sole voting and investment power with respect to the shares attributed to such person.

Ownership of Common Stock

	Common Stock		Percentage
Non-Employee Directors	Beneficially Owned		Owned*
R. Eugene Goodson	99,289	(1)	1.31
H. Samuel Greenawalt	41,270	(1)	**
Douglas E. Hailey	78,540	(1)	1.04
Carlos P. Salas	710,960	(1)(2)	9.46
Peter E. Salas	1,816,402	(1)(3)	24.17
Donn J. Viola	10,664	(1)	**

Named Executive Officers
Patrick W. Cavanagh (5)	242,736	(1)(4)	3.19
Dennis E. Bunday	166,119	(1)(4)	2.20
Gary A. Hafner	52,865		**
Mark S. Koenen	42,041		**
Scott J. Thiel	4,366		**

All directors and executive officers as a group (11 persons)	2,456,971		31.49
____________________

*

The percentages of beneficial ownership of the Common Stock is based upon 7,512,897 shares of the Company’s Common Stock issued and outstanding as of January 17, 2008, and assumes the exercise of all options exercisable for Common Stock beneficially owned by such person or entity currently exercisable on or before March 17, 2008.

**	Less than one percent.

(1)

Includes shares issuable upon exercise of stock options exercisable on or before March 17, 2008 as follows: Mr. Goodson 43,749; Mr. Greenawalt 15,412; Mr. Hailey 10,414; Mr. Carlos P. Salas 3,333; Mr. Peter E. Salas 3,333; Mr. Viola 7,081; Mr. Cavanagh 100,000; Mr. Bunday 50,999; Mr. Hafner 15,200; Mr. Koenen 35,199; and Mr. Thiel 4,366.

(2)

Includes shares held by Dolphin Direct Equity Partners, LP. Mr. Carlos P. Salas disclaims beneficial ownership of shares held by Dolphin Direct Equity Partners, LP, except to the extent of his individual pecuniary interest therein.

(3)

Includes shares held by Dolphin Direct Equity Partners, LP and Dolphin Offshore Partners, L.P. Mr. Peter E. Salas disclaims beneficial ownership of shares held by Dolphin Direct Equity Partners, LP and Dolphin Offshore Partners, L.P., except to the extent of his individual pecuniary interest therein.

(4)

Includes 101,070 shares owned by Williams Controls employee benefit plans of which Mr. Cavanagh and Mr. Bunday are trustees and over which Mr. Cavanagh and Mr. Bunday have shared voting and dispositive power. Mr. Cavanagh and Mr. Bunday disclaim beneficial ownership of shares held in the Company’s employee benefit plans, except to the extent of their individual pecuniary interest therein.

(5)	Mr. Cavanagh is also a director of the Company.

PERSONS OWNING MORE THAN FIVE PERCENT OF WILLIAMS CONTROLS

     The table below sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of January 17, 2008 by each person known to us to beneficially own more than five percent of our Common Stock. Except as expressly noted, each person listed has sole voting power and investment authority with respect to all shares of Common Stock listed as beneficially owned by such person.

Ownership of Common Stock

	Number	Percentage
Principal Holders	of Shares	Owned
Dolphin Offshore Partners, L.P.	1,106,274	14.72
c/o Dolphin Management Inc.
PO Box 16867
Fernandina, FL 32035

Dolphin Direct Equity Partners LP	707,211	9.41
c/o Dolphin Management Inc.
PO Box 16867
Fernandina, FL 32035

Lane Five Partners LP (1)	376,241	5.01
1122 Kenilworth Drive,
Suite 313
Towson, MD 21204

Lane Five Capital Management LP (2)	376,241	5.01
1122 Kenilworth Drive,
Suite 313
Towson, MD 21204

Lane Five Capital Management, LLC (2)	376,241	5.01
1122 Kenilworth Drive,
Suite 313
Towson, MD 21204

Lane Five Partners GP LLC (2)	376,241	5.01
1122 Kenilworth Drive,
Suite 313
Towson, MD 21204

Lisa O’Dell Rapuano (2)	376,241	5.01
1122 Kenilworth Drive,
Suite 313
Towson, MD 21204
____________________

(1)

Lane Five Partners GP LLC (the “General Partner”) serves as the general partner of Lane Five Partners LP (the “Fund”), and Lane Five Capital Management LP (the “Investment Manager”) serves as the investment manager of the Fund. Lane Five Capital Management, LLC (the “Investment Manager GP”) serves as the general partner of the Investment Manager. Lisa O’Dell Rapuano is the controlling member of the General Partner and the Investment Manager GP. The Fund directly owns the shares reported in this section.

(2)

Lane Five Partners GP LLC (the “General Partner”) serves as the general partner of Lane Five Partners LP (the “Fund”), and Lane Five Capital Management LP (the “Investment Manager”) serves as the investment manager of the Fund. Lane Five Capital Management, LLC (the “Investment Manager GP”) serves as the general partner of the Investment Manager. Lisa O’Dell Rapuano is the controlling member of the General Partner and the Investment Manager GP. The Fund directly owns the shares reported in this section. The General Partner, Investment Manager, Investment Manager GP, and Ms. Rapuano each disclaim beneficial ownership with respect to any shares other than the shares owned directly by such stockholder.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Officers, directors, and greater than ten-percent stockholders are required by the SEC regulation to furnish the Company with copies of Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, or written representations of the reporting persons, the Company believes that all required reports were timely filed during the year, except that Messrs. Viola and Thiel each failed to file one Form 4 in a timely manner and Mr. Thiel failed to file one Form 3 in a timely manner. All such Forms 4 and 3 have been filed prior to the date of the Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee

     The Compensation Committee of the Board of Directors (the “Committee”) is comprised of Messrs. Viola (Chairman), Hailey and Carlos P. Salas, each of whom is an independent director under applicable NASDAQ Stock Exchange listing standards. The Committee operates pursuant to a written charter that is available on our website at www.wmco.com/governance. The Committee reviews and makes recommendations to the Board of Directors regarding all forms of salary, bonus, and equity-based compensation provided to the Chief Executive Officer and other executive officers of the Company. It also oversees the overall administration of the Company’s stock option plans and addresses such other compensation matters as may from time to time be directed by the Board of Directors. For the remainder of the Compensation Discussion and Analysis, the individuals included in the “Summary Compensation Table” below are referred to as the “named executive officers.”

     The Committee meets annually at the end of each fiscal year and at least once at the beginning of each fiscal year regarding compensation decisions. These meetings are typically scheduled months in advance. Prior to each of its meetings, the Committee determines the information it wishes to receive to enable it to make compensation decisions regarding the budget for annual salary increases for the subsequent year, awarding of bonuses for the year about to be completed, and annual grants of stock options to employees, including executive officers. Management assembles and distributes to the Committee in advance of the meetings the Company and executive-specific information requested by the Committee, which information typically includes a memorandum prepared by our Chief Executive Officer and Chief Financial Officer outlining their collective recommendations regarding base compensation and annual bonuses for the other named executive officers, and regarding quantitative and qualitative performance targets for all named executive officers for the fiscal year. The Committee also collects information regarding each named executive officer’s individual performance during the prior fiscal year, as well as the current level of vested and unvested equity incentives outstanding for each named executive officer. In making its decisions on executive compensation, the Committee has not historically retained outside compensation or human resources consultants. Based on this information, the Committee makes compensation decisions at its meeting or meetings, and makes recommendations on compensation to the full Board of Directors.

Compensation Philosophy and Overview

     We believe that a compensation strategy that supports the Company’s business strategy is critical to the Company’s success. Therefore, the Company has designed an executive compensation program that emphasizes performance-based incentives to reward executives for the achievement of specific annual and long-term business goals, while retaining elements we believe essential for retention of our executives. Over the past few years, we have seen significantly increased demand for executives with industry-specific skills and experience in our industry, and we believe we operate in a highly competitive market for executives. Additionally, given the small size of the Company relative to certain other members of our industry group, we face increased risk of potential operational disruptions and heightened hiring expenses upon the departure of any of our executive officers and management employees. Therefore, the attraction and retention of executives is one of the key purposes of the Company’s executive compensation program. We also seek to motivate our employees to make a continuing contribution to the success of the Company through the grant of equity incentives and performance-based bonuses.

     Components of compensation for our named executive officers include incentives and benefits that the Committee believes are competitive within the truck and automotive industry and in general industry with companies of a similar size and complexity. The fundamental policy of our compensation program is to offer the Company’s executive officers competitive compensation opportunities based upon their contributions to achievement of strategic goals, the financial success of the Company and their personal performance. The Committee places emphasis on performance-based components, such as stock options and bonuses, the value of which could increase or decrease to reflect changes in corporate and individual performance. It is an objective of this policy to have a substantial portion of each executive officer’s total annual compensation opportunity contingent upon the achievement of earnings targets and performance goals. These short-term and long-term incentive compensation policies are intended to reinforce management’s objectives to enhance profitability and stockholder value. Given the Company’s emphasis on performance-based compensation, it is critical that the Company’s incentive programs reward executives for performance-based measures that they are able to influence. The following executive compensation principles guide the Committee in fulfilling its roles and responsibilities:

  Compensation levels and opportunities should be sufficiently competitive to facilitate recruitment and retention of experienced executives in the Company’s highly competitive talent market;

  Compensation should reinforce the Company’s business strategy by integrating and communicating key metrics and operational performance objectives and by emphasizing incentives in the total compensation mix;

  Compensation programs should align executives’ long-term financial interests with those of the stockholders by providing equity-based incentives;

  Compensation programs should be flexible, giving our Board of Directors discretion to make adjustments on an as-needed basis; and

  Compensation should be transparent and easily understandable to both our executives and our stockholders.

     Rather than reliance on human resource consultants or formal reports, the Company typically relies on the following items in determining appropriate levels of compensation: (a) comparable salaries for similarly situated executive officers in public and private companies of a comparable size, market, and industry, as objectively or subjectively reported by members of the Committee and Board of Directors; (b) the Committee members and all members of the Board of Director’s subjective assessments of the Portland, Oregon market for executives, and (c) salaries reported in the Portland Business Journal’s annual report of Oregon executive salaries for companies of similar sizes. Certain members of the Board of Directors are members of boards of directors for other comparable sized companies, and members of the Board of Directors draw on the compensation information gathered in those roles to aid in determining appropriate compensation levels for our executives. Additionally during 2007, the Committee reviewed compensation levels for executive officers employed by such known companies in our industry such as Woodward Governor Company, Ameteck and CTS Corporation.

Elements of our Compensation Program

     Guided by its executive compensation principles and policies, the Committee uses several components in its executive compensation program. The elements of our compensation program for our named executive officers consist of:

  Base Salary

  Annual performance based bonuses payable in both cash and common stock of the Corporation

  Stock Options

  Medical and other benefits generally offered to all other salaried employees

  Severance and change of control benefits

     The Committee does not have a pre-established policy for allocating total compensation between cash and non-cash compensation, between long-term and currently paid-out compensation, or between fixed and variable compensation. Rather, based on the competitive market assessments and the Committee’s review of existing outstanding equity incentives on an individual named executive officer basis, the Committee determines the appropriate level and mix of total compensation. The total amount and mix of compensation payable to our named executive officers is premised upon, among other items, the degree to which the executive has a role in determining the strategic direction of the Company, the mix of compensation payable to executives in similar roles by companies of a similar size, geographic location, and industry, and the quantity and value of unvested equity awards held by each named executive officer and the vesting date of such awards. In line with the Committee’s perception of the general market view, the Committee has determined that executives that have a greater role in determining our strategic direction, such as our Chief Executive Officer and Chief Financial Officer, should receive compensation greater than named executive officers with more operations-focused roles. As one of the Company’s primary focuses is on the retention of its executives, the Company seeks to ensure its named executive officers receive a base salary reflective of the Company’s size. As the Company believes that many of its named executive officers could command higher salaries in similar roles with larger companies, including with the Company’s competitors, the Company’s cash-based and equity-based bonuses are large relative to base salaries, with the goal of ensuring compensation serves the dual purpose of retention and awarding exceptional performance. Finally, the Company seeks to ensure that its named executive officers have sufficient unvested equity awards to encourage retention of its named executive officers. Thus, during a period in which a named executive officer has a number of unvested stock options deemed sufficient by the Committee the named executive may receive no, or relatively few, stock options or other equity-based compensation under the Company’s stock option plan until such time as the Committee deems that the number of unvested stock options is inadequate for retention and alignment of the named executive officer’s interests with those of the Company’s stockholders.

     The specific rationale, design, reward process and related information regarding each of the components of the Company’s executive compensation structure are outlined below.

     Base Salary. Base salaries are provided to named executive officers as part of a competitive compensation package designed to recruit and retain experienced and high caliber executives in the Company’s highly competitive talent market. Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. The Committee normally reviews salaries for the executive officers effective with the beginning of each fiscal year.

     Based on a review of Mr. Cavanagh’s performance, at September 30, 2007 the Committee recommended, and the Board of Directors approved, a base salary increase for Mr. Cavanagh from $240,000 to $260,000, or an 8.3% increase effective October 1, 2007. Mr. Cavanagh commenced employment on October 1, 2004 and this is the first adjustment to his salary since commencing employment with the Company. At that time the Committee and the Board of Directors re-affirmed its intention to pay 7% of Mr. Cavanagh’s salary in common stock of the Company (as per the terms of his employment agreement), valued at the average trading price of the common stock for the 30 days preceding payment, which normally occurs on approximately April 1 of each year. The Committee also reviewed and did not make any adjustments to Mr. Bunday’s base salary, given the prior increases in his base salary from 2005 to 2007. In fiscal 2006, Mr. Bunday’s salary was increased $15,000, or 10% to $165,000, of which $5,000 is paid in common stock of the Company valued at the average trading price of the common stock for the 30 days preceding payment, which normally occurs on approximately April 1 of each year. In fiscal 2007 the Board evaluated the base salaries for Mark Koenen, Gary Hafner and Scott Thiel and based on their review of those executives’ performance increased Mr. Koenen’s base salary 10%; Mr. Hafner’s base salary 2.5% and Mr. Thiel’s base salary 14%. Also on October 1, 2007 Mr. Thiel’s salary was further increased 10% with his appointment as Vice President of Engineering and Development. The committee took into consideration each named executives existing base pay and each executive’s contribution to the Company’s strategic and operational objectives, including expansion into new markets, specifically China, India and off-road, the re-alignment of operations and the development and production of internally developed electronic sensors. Additionally, for Scott Thiel, the committee also considered his advancement from Engineering Manager to Engineering Director and further on October 1, 2007 his advancement to Vice President of Engineering and Development and the increased responsibilities related to each of these positions.

     Discretionary Annual Bonus. At the beginning of each fiscal year, the Committee meets with the Chief Executive Officer to review the objectives of the Company for such year and to establish parameters for performance-based year-end bonuses. The Committee recommends to the Board of Directors awards of discretionary annual bonuses for our named executive officers and other employees under the discretionary bonus program. Under our discretionary bonus program, each employee is eligible to receive a target annual bonus expressed as a percentage of his or her base salary for the year. Target bonus percentages are between 25% and 40% of base salary for vice presidents, 50% of base salary for Mr. Bunday, and 93% of base salary for Mr. Cavanagh, which for Mr. Bunday and Mr. Cavanagh were negotiated as part of their employment agreements with the Company, and in the case of vice presidents, are based on recommendations from our Chief Executive Officer. The bonus potential for each named executive officer are in part based on achieving operating income goals and in part on achieving individual objectives established by the Board of Directors. Once a target bonus is established, the Company’s current policy provides that employees and vice presidents can earn between 0% and 150% of their target bonus, and Mr. Bunday and Mr. Cavanagh can earn between 0% and 167% of their target bonus.

     At the start of each year, quantitative and qualitative performance objectives for the Company are established by the Chief Executive Officer, the Committee and our Board of Directors, and by our Chief Executive Officer for each individual executive officer as a way to communicate our expectations and to maintain and unify our executives’ focus on key strategic objectives, as well as to measure performance.

     During 2007, performance goals for our Chief Executive Officer included reaching certain specified operating income levels, successful implementation of specified stages of the Company’s business process improvement program, and achieving specified revenue targets. Our Chief Financial Officer’s 2007 performance goals included, among other items, the Company’s achieving specified operating income goals and management of the Company’s working capital and expenses. Performance goals for our other named executive officers during 2007 included the Company’s achieving specified operating income goals, successful implementation of specified stages of the Company’s business process improvement program, and both quantitative and qualitative goals relevant to each officer’s specific role in the Company. Management professionalism, including the Board of Director’s perception of the named executive officer’s employee coaching and development effectiveness and timely completion of the performance appraisal process are also taken into account in evaluating the amount of bonus and stock incentive compensation payable to each of our named executive officers.

     The intention of the discretionary bonus is to reward employees for their contribution to the achievement of company goals and to that extent the Committee and the full Board of Directors considers, based on their experience and judgment, to what extent those goals were achieved. The achievement, or failure to achieve, the corporate and individual performance objectives are a significant factor the Committee’s considers in determining the payment of annual bonuses, but is not entirely definitive. In determining the annual bonus payable to each named executive officer, the Board of Directors has discretion to, and does, evaluate criteria outside of the performance objectives established for each fiscal year. For awards made for fiscal 2007, the Board of Directors considered, among other things, the Company’s successful penetration into new markets, the successful re-alignment of operations, and the successful re-sourcing of components to low cost, high quality suppliers. Similarly, as conditions change throughout each fiscal year, the Board of Directors may re-evaluate and modify performance targets. The Board of Directors evaluates annually the performance goals for each named executive officer and makes modifications as it deems appropriate. Just as it seeks input from our Chief Executive Officer when adjusting base salaries, the Committee seeks input of our Chief Executive Officer in evaluating individual executive’s performance (other than the performance of the Chief Executive Officer himself) for purposes of awarding annual bonuses. In fiscal 2007 target operating income goals were established assuming there would not be significant variations in the actual industry performance within the truck markets compared to the original assumptions. In fiscal 2007 the Committee and the Board of Directors concluded that there were several unanticipated negative factors in the North American truck market that prevented the company from achieving the minimum income goal; however, the Board of Directors determined that despite these market conditions the Company achieved a significant portion of the goals and elected to pay a discretionary bonus. Based on that review, the Committee and the Board of Directors elected to pay 2007 bonuses to all eligible employees, including $40,000 to Mr. Cavanagh and $30,000 to Mr. Bunday.

     Stock Options. Stock options are granted pursuant to the Company’s Restated 1993 Stock Option Plan, which is administered by the Committee. The Committee believes that stock options provide an incentive for the named executive officers to enhance long-term share price appreciation through the development and execution of effective long-term business strategies. Granting stock options aligns the named executive officers with stockholders by ensuring that the named executive officers will only realize value from the options if and when the Company’s stock price increases. Stock option grants are made to executives and select employees based on evaluations by the Chief Executive Officer and the Committee and approved by the Board of Directors. Stock option grants are normally made at the commencement of employment and to meet other special retention or performance objectives. The Committee reviews and approves stock option awards to executive officers based upon its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. In fiscal 2007, in recognition of the fact that the Company’s stock is thinly traded and could close at an unusually low price on any one particular trading day, the Committee established a policy that stock options would have an exercise price of the higher of the average of the closing trading price of the Company’s stock for the thirty days preceding the particular grant or the closing price on the date of grant. Typically, stock options vest 20% per annum based upon continued employment over a five-year period, and generally expire ten years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended (the “IRC”). In fiscal 2007, certain named executive officers were awarded stock options in the amounts indicated in the section entitled “Grants of Plan Based Awards”.

     Medical and Other Benefits. Our executive officers are eligible for medical and other benefits, including participation in the Company’s Tax Deferred Savings Plan (the “401(k) Plan”), that are generally available to all of our salaried employees. Our executive officers have not been granted any benefits or perquisites that have not generally been granted to all of our salaried employees. Our Tax Deferred Savings Plan (the “401(k) Plan”) is a tax qualified retirement savings plan under which all U.S. based employees, including the Named Executive Officers, are able to make pre-tax contributions from their cash compensation, subject to IRC limitations. We make matching contributions for all participants each year equal 100% of the first 3% of pay each individual contributes to the 401(k) Plan through salary deferral plus 50% of the next 2% of employee deferrals. Matching contributions in 2007 for the Named Executive Officers are included under the heading “All Other Compensation” in the Summary Compensation Table below.

     Severance Benefits. Each of our named executive officers has entered into an employment agreement providing for the payment of, in the case of our Chief Executive Officer, up to 18 months of base salary, and for our other named executive officers, up to one year of their respective base salaries, in the event of termination of employment due to death, good cause resignation, or termination by the Company without cause.

Role of Named Executive Officers in the Compensation Process

     The Committee recommends compensation levels and programs for the Chief Executive Officer to the members of the Board of Directors, other than the Chief Executive Officer, and recommends compensation levels and programs for all other executive officers to the full Board of Directors. In addition, the Committee administers the Company’s stock-based compensation plans. However, the Company’s Chief Executive Officer and management also have a role in compensation decisions. For example, with respect to pay levels, the Company’s management makes recommendations to the Committee regarding executive officer base salary adjustments and equity-based grants. The Committee reviews the basis for these recommendations and can exercise its discretion in modifying any of the awards, grants or actual payouts prior to making its recommendations to the Board of Directors. With respect to incentive plan performance targets, the Company’s management, including its Chief Executive Officer, make recommendations to the Committee regarding the annual quantitative and qualitative goals for the named executive officers. The Committee reviews the basis for these recommendations and can exercise its discretion in modifying any of the goals prior to making its recommendations to the Board of Directors. Similarly, with respect to the Committee’s administration of the Company’s stock-based compensation plans, the Company’s management makes recommendations to the Committee with respect to plan participation and plan amendments, as necessary, and the Committee can exercise its discretion in modifying any of the recommendations prior to issuing its approval.

Impact of Accounting and Tax Issues on Executive Compensation

     In setting individual executive’s compensation levels, we do not explicitly consider accounting and tax issues. We do, however, analyze the overall expense arising from aggregate executive compensation levels and awards and the components of our pay programs.

     As one of the factors in our consideration of compensation matters, we also consider the anticipated tax treatment to the Company and to the executive officers of various payments and benefits. Section 162(m) of the IRC places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our CEO and each of the next four most highly compensated executive officers. Having considered the requirements of Section 162(m), the Committee believes that grants made pursuant to the Restated 1993 Stock Option Plan meet the requirements that such grants be “performance based” and are, therefore, exempt from the limitations on deductibility. Historically, the combined salary and bonus of each executive officer has been below the $1.0 million limit. The Committee’s present intention is to comply with Section 162(m) unless it believes that required changes would not be in the best interest of the Company or its stockholders.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table sets forth information regarding compensation earned by our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers during fiscal 2005 through 2007.

Summary Compensation Table
								Non-Equity
								Incentive
						Option		Plan	All Other
Name and Principal Position	Year	Salary ($)		Bonus ($)		Awards (2) ($)		Compensation ($)	Compensation ($)		Total ($)
Patrick W. Cavanagh	2007	240,000	(1)	—		—		40,000	9,000	(6)	289,000
President and Chief	2006	240,000	(1)	—		—		329,042 (3)	8,800	(6)	577,842
Executive Officer	2005	240,000	(1)	200,000	(4)	750,527	(8)	300,000 (5)	107,957	(7)	1,568,484

Dennis E. Bunday	2007	165,000	(1)	—		575,763	(9)	30,000	7,800	(6)	778,563
Executive Vice	2006	162,500	(1)	—		63,149	(10)	116,325	8,800	(6)	350,774
President and Chief	2005	150,000		—		—		91,969	8,400	(6)	250,369
Financial Officer

Gary A. Hafner (17)	2007	121,999		—		10,455	(11)	48,000	6,800	(6)	187,254
Vice President,	2006	117,123		—		57,666	(12)	60,869	7,120	(6)	242,778
Global Manufacturing	2005	109,107		—		—		41,605	6,028	(6)	156,740

Mark S. Koenen (18)	2007	129,439	(1)	—		77,105	(13)	15,000	5,778	(6)	227,322
Vice President, Sales	2006	116,439		—		18,946	(14)	49,559	6,640	(6)	191,584
and Marketing	2005	104,648		—		—		39,685	5,773	(6)	150,106

Scott J. Thiel (19)	2007	99,999		—		203,923	(15)	10,000	4,400	(6)	318,322
Vice President,	2006	89,617		—		39,654	(16)	24,536	4,566	(6)	158,373
Engineering and	2005	78,000		—		—		10,457	3,538	(6)	91,995
Development
____________________

(1)	In accordance with the terms of their respective employment agreements, a portion of the executives’ base salary was payable in shares of the Company’s common stock, valued based on the average trading price of the Company’s common stock for the 30 days immediately preceding payment. Amounts paid in common stock of the Company for each named executive officer were as follows:

  Patrick W. Cavanagh: 7% of base salary, equal to 989 shares of common stock at $16.98 per share in fiscal 2007; equal to 1,306 shares of common stock at $12.86 per share in fiscal 2006, and equal to 2,137 shares of common stock at $7.68 per share in fiscal 2005.

  Dennis E. Bunday: $5,000 of base salary, equal to 294 shares of common stock at $16.98 per share in fiscal 2007 and equal to 388 shares of common stock at $12.86 per share in fiscal 2006.

  Mark S. Koenen: $3,000 of base salary, equal to 176 shares of common stock at $16.98 per share in fiscal 2007.

(2)	The amounts set forth in “Option Awards” are the dollar amounts recognized for equity awards for financial statement reporting purposes in accordance with the requirements of Statement of Financial Accounting Standards No. 123R, Share-Based Payment (“SFAS No. 123R”). These amounts may not correspond to the actual value eventually realized by each named executive officer. Assumptions used in the calculation of these amounts are described in Note 2 of the Company’s consolidated financial statements for the year ended September 30, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 14, 2007.

(3)	Mr. Cavanagh’s fiscal 2006 annual incentive plan compensation of $329,042 was paid with 6,401 shares of Common Stock valued a $13.91 per share, which was the closing price of the stock on the date of the board meeting, which was held on December 5, 2006 and he received the remaining $240,002 in cash.

(4)	Mr. Cavanagh received a $200,000 one-time signing bonus to replace a retention bonus that Mr. Cavanagh would have received from his former employer in May 2005. This bonus was paid with 12,722 shares of Common Stock of the Company valued at $7.86 per share, which was the average of the trading price of the stock for the 30 days immediately preceding the issuance of the stock and above the price on the date of grant, and the remaining $100,000 in cash.

(5)	Mr. Cavanagh’s fiscal 2005 annual incentive plan compensation of $300,000 was paid with 6,223 shares of Common Stock valued at $9.66 per share, which was the average trading price of the stock for the 30 days immediately preceding the issuance of the stock, and he received the remaining $240,000 in cash.

(6)	Represents contributions from the Company to each of the named executive’s 401(k) accounts.

(7)	Represents $8,400 contributions from the Company to Mr. Cavanagh’s 401(k) account and $99,557 for relocation expenses to move his family and personal effects from Chicago, Illinois to Portland, Oregon.

(8)	Represents the aggregate fair market value of options to purchase 166,666 shares of common stock granted October 1, 2004, with an exercise price of $7.20 per share.

(9)	Represents the aggregate fair market value of options to purchase 5,001 shares of common stock granted October 11, 2006, with an exercise price of $14.03 per share, options to purchase 25,000 shares of common stock granted February 28, 2007, with an exercise price of $17.69 per share and options to purchase 15,000 shares of common stock granted September 27, 2007, with an exercise price of $18.05 per share.

(10)	Represents the aggregate fair market value of options to purchase 8,333 shares of common stock granted October 1, 2005, with an exercise price of $8.22 per share.

(11)	Represents the aggregate fair market value of options to purchase 1,000 shares of common stock granted October 11, 2006, with an exercise price of $14.03 per share.

(12)	Represents the aggregate fair market value of options to purchase 1,666 shares of common stock granted October 1, 2005, with an exercise price of $8.22 per share and options to purchase 4,166 shares of common stock granted February 1, 2006, with an exercise price of $14.04 per share.

(13)	Represents the aggregate fair market value of options to purchase 1,000 shares of common stock granted October 11, 2006, with an exercise price of $14.03 per share and options to purchase 5,000 shares of common stock granted February 28, 2007, with an exercise price of $17.69 per share.

(14)	Represents the aggregate fair market value of options to purchase 2,500 shares of common stock granted October 1, 2005, with an exercise price of $8.22 per share.

(15)	Represents the aggregate fair market value of options to purchase 1,000 shares of common stock granted October 11, 2006, with an exercise price of $14.03 per share, options to purchase 5,000 shares of common stock granted February 28, 2007, with an exercise price of $17.69 per share and options to purchase 10,000 shares of common stock granted September 27, 2007, with an exercise price of $18.05 per share.

(16)	Represents the aggregate fair market value of options to purchase 1,666 shares of common stock granted October 1, 2005, with an exercise price of $8.22 per share and options to purchase 2,500 shares of common stock granted on February 1, 2006, with an exercise price of 14.04 per share.

(17)	Mr. Hafner was named Vice President, Global Manufacturing effective July 2006. Prior to July 2006, Mr. Hafner was production manager for the Company’s Portland, Oregon facility. Compensation includes amounts paid to Mr. Hafner prior to being named Vice President.

(18)	Mr. Koenen was named Vice President, Sales and Marketing effective September 1, 2005. Prior to September 1, 2005, Mr. Koenen was sales and marketing manager for Williams Controls. Compensation includes amounts paid to Mr. Koenen prior to being named Vice President.

(19)	Mr. Thiel was named Vice President, Engineering and Development effective October 1, 2007. Compensation includes amounts paid to Mr. Thiel prior to being named Vice President.

Employment Agreements with Named Executive Officers

     The Company has entered into written employment agreements with each of its named executive officers. Certain terms of each such employment agreement are summarized below.

     Patrick W. Cavanagh. We entered into an employment agreement with Mr. Cavanagh, our President and Chief Executive Officer, on July 19, 2004. Under the employment agreement, the Company is required to pay Mr. Cavanagh a base salary of $240,000 per year, up to seven percent of which may be paid, in the Company’s discretion, in the form of the Company’s common stock. The employment agreement further provides that commencing on September 30, 2005, the Board of Directors will annually review Mr. Cavanagh’s salary. Based on a review of Mr. Cavanagh’s performance, at September 30, 2007 the Committee recommended, and the Board of Directors approved, a base salary increase for Mr. Cavanagh from $240,000 to $260,000, or an 8.3% increase effective October 1, 2007. Mr. Cavanagh is also entitled to participate in the Company’s annual bonus program, with his target annual bonus equal to 93% of his base salary, payable based on target parameters established annually by our Board of Directors. However, the Board of Directors may in its discretion increase Mr. Cavanagh’s annual bonus to 155% of his base salary if our Board of Directors determines that the Company has seen extraordinary performance for the year.

     To the extent the annual bonus exceeds 100% of Mr. Cavanagh’s base salary for any fiscal year, our Board of Directors may, in its discretion, satisfy its payment obligations for any amounts over 100% of the base salary by paying in the form of cash or in shares of our common stock. Mr. Cavanagh also received non-qualified stock options issuable upon execution of his employment agreement, with the options vesting twenty percent per year, and fully vest upon certain corporate transactions or the occurrence of an event triggering of “drag-along” or “tag-along” rights associated with shares of our common stock owned by Mr. Cavanagh. He is also entitled to receive employee benefits including, among others, those available to other employees of Williams Controls, reimbursement of expenses incurred in connection with his duties as our Chief Executive Officer, certain medical benefits, one-time relocation expense reimbursement, and a one-time signing bonus.

     Mr. Cavanagh may resign his employment with the Company at any time, upon not less than thirty days’ written notice to the Company. We may terminate Mr. Cavanagh’s employment immediately and without notice if the termination is for “cause,” as defined in the employment agreement. Except in certain circumstances, in the event Mr. Cavanagh’s employment with the Company terminates after the first anniversary of his hire date for any reason other than for cause, or he terminates his employment for good reason, as defined in the employment agreement, the Company is required to pay him a severance payment equal to one and one-half times his base salary. Further, subject to certain exceptions, for a period of one year following his employment with the Company, he will not, directly or indirectly, engage in certain activities in competition with the Company.

     Dennis E. Bunday. We entered into an employment agreement with Mr. Bunday, our Executive Vice President and Chief Financial Officer, on March 8, 2007 which superseded his prior agreement. Under the employment agreement, we are required to pay Mr. Bunday a base salary of $165,000 per year. A portion of the base salary equal to $5,000 is payable in the form of our common stock. The employment agreement entitles us to adjust Mr. Bunday’s base salary upward without formally amending the employment agreement. Mr. Bunday is also entitled to participate in the Company’s annual bonus program, with his target annual bonus equal to 50% of his base salary, payable based on target parameters established annually by our Board of Directors. However, the Board of Directors may in its discretion increase Mr. Bunday’s annual bonus to 83% of his base salary if our Board of Directors determines that the Company has seen extraordinary performance for the year. Mr. Bunday’s employment agreement further provides that he is entitled to employee benefits generally available to similarly situated employees to the extent and on the same terms generally available to the Company’s similarly situated employees. Mr. Bunday is an employee at-will, meaning either the Company or Mr. Bunday may terminate his employment at any time, for any or no reason. However, if Mr. Bunday is terminated without “cause” or resigns for “good reason,” as such terms are defined in his employment agreement, or if he is terminated by reason of his death, Mr. Bunday is entitled to receive severance pay equal to one year of his base salary, payable over a period of twelve months, unless he provides less than 30 days’ notice of his resignation, in which case he will not be entitled to severance benefits. Mr. Bunday’s employment agreement also provides that Mr. Bunday will not, during the period of time in which he is receiving severance benefits, engage in certain activities in competition with the Company.

     Gary A. Hafner. We entered into an employment agreement with Mr. Hafner, our Vice President of Global Manufacturing, on March 8, 2007. Under the employment agreement, we are required to pay Mr. Hafner a base salary of $122,000 per year. The employment agreement entitles us to adjust Mr. Hafner’s base salary without formally amending the employment agreement. Mr. Hafner is also entitled to participate in the Company’s annual bonus program at the same level as similarly situated employees. Mr. Hafner’s employment agreement further provides that he is entitled to employee benefits generally available to similarly situated employees to the extent and on the same terms generally available to the Company’s similarly situated employees. Mr. Hafner is an employee at-will, meaning either the Company or Mr. Hafner may terminate his employment at any time, for any or no reason. However, if Mr. Hafner is terminated without “cause” or resigns for “good reason,” as such terms are defined in his employment agreement, or if he is terminated due to his death, Mr. Hafner is entitled to receive severance pay equal to one year of his base salary, unless he provides less than 30 days’ notice of his resignation, in which case he will not be entitled to severance benefits. Mr. Hafner’s employment agreement also provides that Mr. Hafner will not, during the period of time in which he is receiving severance benefits, engage in certain activities in competition with the Company.

     Mark S. Koenen. We entered into an employment agreement with Mr. Koenen, our Vice President of Sales and Marketing, on March 8, 2007. Under the employment agreement, we are required to pay Mr. Koenen a base salary of $130,000 per year. A portion of the base salary equal to $3,000 is payable in the form of Williams Controls’ stock. The employment agreement entitles us to adjust Mr. Koenen’s base salary without formally amending the employment agreement. Mr. Koenen is also entitled to participate in the Company’s annual bonus program at the same level as similarly situated employees. Mr. Koenen’s employment agreement further provides that he is entitled to employee benefits generally available to similarly situated employees to the extent and on the same terms generally available to the Company’s similarly situated employees. Mr. Koenen is an employee at-will, meaning either the Company or Mr. Koenen may terminate his employment at any time, for any or no reason. However, if Mr. Koenen is terminated without “cause” or resigns for “good reason,” as such terms are defined in his employment agreement, or if he is terminated due to his death, Mr. Koenen is entitled to receive severance pay equal to one year of his base salary, unless he provides less than 30 days’ notice of his resignation, in which case he will not be entitled to severance benefits. Mr. Koenen’s employment agreement also provides that Mr. Koenen will not, during the period of time in which he is receiving severance benefits, engage in certain activities in competition with the Company.

     Scott J. Thiel. We entered into an employment agreement with Mr. Thiel, our Vice President of Engineering and Development, on January 15, 2008. Under the employment agreement, we are required to pay Mr. Thiel a base salary of $115,000 per year. The employment agreement entitles us to adjust Mr. Thiel’s base salary without formally amending the employment agreement. Mr. Thiel is also entitled to participate in the Company’s annual bonus program at the same level as similarly situated employees. Mr. Thiel’s employment agreement further provides that he is entitled to employee benefits generally available to similarly situated employees to the extent and on the same terms generally available to the Company’s similarly situated employees. Mr. Thiel is an employee at-will, meaning either the Company or Mr. Thiel may terminate his employment at any time, for any or no reason. However, if Mr. Thiel is terminated without “cause” or resigns for “good reason,” as such terms are defined in his employment agreement, or if he is terminated due to his death, Mr. Thiel is entitled to receive severance pay equal to one year of his base salary, unless he provides less than 30 days’ notice of his resignation, in which case he will not be entitled to severance benefits. Mr. Thiel’s employment agreement also provides that Mr. Thiel will not, during the period of time in which he is receiving severance benefits, engage in certain activities in competition with the Company.

Grants Of Plan-Based Awards

     The Committee approved awards under our Restated 1993 Stock Option Plan to certain of our named executives in fiscal 2005 through 2007. Set forth below is information regarding awards granted during fiscal 2005 through 2007:

		All Other Option		Exercise or
		Awards: Number of	Grant Date Fair	Base Price of
	Grant	Securities Underlying	Value of	Option Awards
Name	Date	Options (#)	Option Awards ($)	($/sh)
Patrick W. Cavanagh	10/1/04	166,666	720,527	7.20

Dennis E. Bunday	9/27/07	15,000	190,226	18.05
	2/28/07	25,000	333,252	17.69
	10/11/06	5,001	52,285	14.03
	10/1/05	8,333	63,149	8.22

Gary A. Hafner	10/11/06	1,000	10,455	14.03
	2/1/06	4,166	45,041	14.04
	10/1/05	1,666	12,625	8.22

Mark S. Koenen	2/28/07	5,000	66,650	17.69
	10/11/06	1,000	10,455	14.03
	10/1/05	2,500	18,946	8.22

Scott J. Thiel	9/27/07	10,000	126,818	18.05
	2/28/07	5,000	66,650	17.69
	10/11/06	1,000	10,455	14.03
	2/1/06	2,500	27,029	14.04
	10/1/05	1,666	12,625	8.22

Restated 1993 Stock Option Plan

     Our Restated 1993 Stock Option Plan, as amended, or the “Plan,” is administered by the Committee. The Plan is designed to (i) induce qualified persons to become employees and/or officers of the Company, (ii) reward such persons for past service to the Company, (iii) encourage such persons to remain in the employ of the Company or associated with the Company, and (iv) provide additional incentive for such persons to put forth maximum efforts for the success of the business of the Company. As of September 30, 2007, there were 750,000 shares of common stock authorized for options grants under the Plan. Additional terms of the Plan are summarized below under “Proposal 3 – Approval of an Amendment to the Company’s Restated 1993 Stock Option Plan.”

Outstanding Equity Awards At Fiscal Year-End

     The following table summarizes the outstanding equity award holdings held by our named executive officers.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options (#)	Options (#)	Exercise	Expiration
Name	Exercisable	Unexercisable	Price ($)	Date
Patrick W. Cavanagh	66,666	100,000	7.20	10/1/14

Dennis E. Bunday	41,666	—	3.96	7/31/13
	1,666	6,667	8.22	10/1/15
	—	5,001	14.03	10/11/16
	—	25,000	17.69	2/28/17
	—	15,000	18.05	9/27/17

Gary A. Hafner	1,333	—	13.50	1/24/10
	6,000	—	3.96	9/15/12
	5,334	10,666	4.62	3/26/14
	333	1,333	8.22	10/1/15
	833	3,333	14.04	2/1/16
	—	1,000	14.03	10/11/16

Mark S. Koenen	333	—	15.00	3/27/08
	16,666	—	3.96	9/15/12
	16,000	10,666	4.62	3/26/14
	500	2,000	8.22	10/1/15
	—	1,000	14.03	10/11/16
	—	5,000	17.69	2/28/17

Scott J. Thiel	1,500	1,000	4.68	5/25/14
	333	1,333	8.22	10/1/15
	500	2,000	14.04	2/1/16
	—	1,000	14.03	10/11/16
	—	5,000	17.69	2/28/17
	—	10,000	18.05	9/27/17

Option Exercises and Stock Vested

     There have been no exercises of stock options by our named executive officers during the last fiscal year. No stock has vested during the last fiscal year.

Pension Benefits

     Only one of our named executive officers, Mark S. Koenen, is entitled to pension benefits, which he obtained pursuant to a pension plan frozen by the Company in 2001. The following table summarizes the pension benefits payable to Mr. Koenen:

Pension Benefits
		Number of	Present Value of	Payments
		Years Credited	Accumulated	During Last
Name	Plan Name	Service (#)	Benefit ($)	Fiscal Year ($)
Patrick W. Cavanagh	—	—	—	—
Dennis E. Bunday	—	—	—	—
Gary A. Hafner	—	—	—	—
Mark S. Koenen	Williams Controls, Inc.	8.00	17,571	—
Retirement Income Plan
Scott J. Thiel	—	—	—	—

Potential Payments Upon Termination or Change in Control

     This section explains the payments and benefits to which the Named Executive Officers are entitled in various terminations of employment scenarios. These are hypothetical situations only, as we currently employ all of our Named Executive Officers. For purposes of this explanation, we have assumed that termination of employment and change-in-control occurred on September 30, 2007, the last day of our 2007 fiscal year.

     We have entered into employment agreements with each of our Named Executive Officer that define, among other things benefits payable in the event of termination including a termination in conjunction with a change in control. Under these agreements, we provide certain benefits to the Named Executive Officers if their employment is involuntarily terminated in conjunction with a change in control. These benefits are designed to provide executive officers with an incentive to remain in our employ if we engage in, or are threatened with, a change in control transaction, and to maintain a total compensation program that is competitive with companies with which we compete for executive talent. Change in control benefits generally consist of a lump sum cash payments and COBRA health insurance continuation. In the event of a change in control which either does or does not result in termination unvested stock option awards are also accelerated.

     In our agreements, “involuntary termination” generally includes the Named Executive Officer’s involuntary dismissal (other than for cause), a material reduction in duties, a material reduction in compensation or a relocation of the Named Executive Officer’s principal place of employment by more than 50 miles. “Cause” generally includes fraud or other intentional misconduct adversely and materially affecting the Company’s business reputation.

     The following table shows the estimated change in control benefits that would have been payable to the Named Executive Officers if a change in control had occurred on September 30, 2007 and each officer’s employment was involuntarily terminated on that date without cause.

	Cash Severance		Insurance	Stock Option
Name	Benefit		Continuation (1)	Acceleration (2) (6)	Total
Patrick W. Cavanagh	$360,000	(3)	$15,980	$1,082,000	$1,457,980
Dennis E. Bunday	$165,000	(4)	$14,401	$93,541	$272,942
Gary A. Hafner	$122,000	(4)	$10,653	$173,243	$305,896
Mark S. Koenen	$130,000	(4)	$14,401	$168,164	$312,565
Scott J. Thiel	$105,000	(4)	$14,401	$40,003	$159,404
____________________

(1)	If cash severance benefits are triggered, the severance-related provisions in the employment agreements for all named executive officers also provide for continuation of health insurance benefits paid by us for the period of the cash severance period.

(2)	If a change in control occurs or we are acquired by merger or sale of substantially all of our assets or outstanding stock, the provisions of the Restated 1993 Stock Option Plan provide that all outstanding unexercisable options for all option holders, including the named executives, will immediately become exercisable. Because the options accelerated would have a value of the acquisition price of the common stock of the Company at the date of the change in control or acquisition or merger the amounts in the above table represent the aggregate value as of September 30, 2007 of each named executive officer’s outstanding unexercisable options assuming the closing price of the Company’s common stock as reflected on the NASDAQ Global Market on September 30, 2007 of $18.02 per share.

(3)	Cash severance benefits for Mr. Cavanagh equal 18 months base salary, however in the event of a sales event if Mr. Cavanagh is offered and accepts a position with the acquirer for reasonably equivalent salary, benefits and bonus potential for a period of 18 months, then no cash severance benefit would be paid.

(4)	Cash severance benefits for Mr. Bunday, Mr. Hafner, Mr. Koenen and Mr. Thiel equals 12 months base salary.

     We have defined the events that would trigger severance rights in a manner that we believe is reasonable and consistent with current, conventional market practices. For example, the definition of “Good Reason” contained in our employment and change in control agreements is intended to be limited to true circumstances of constructive discharge and includes notice and opportunity to cure provisions, so that severance rights are not triggered by us inadvertently.

     Similarly, all of the severance commitments regarding change in control arrangements in our employment agreements are of the “double trigger” variety — that is, in order for a severance obligation to arise, there must occur both a change in control and an affirmative action by us to terminate (or constructively terminate) an executive’s employment. Finally, any severance obligation arising under our employment and change in control agreements is conditioned on the affected executive’s execution of a release of claims against us and our affiliates.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of Williams Controls has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE:
Donn J. Viola, Chairman
Douglas E. Hailey
Carols P. Salas

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN
CONTROL PERSONS

     The Company is not aware of any related party transactions that would require disclosure.

PERFORMANCE INFORMATION

     The following graph sets forth the percentage changes in the Company’s cumulative stockholder return on its Common Stock for the five-year period ended September 30, 2007, with the cumulative total return of (1) the NASDAQ Stock Market (US Companies) and (2) a peer group comprised of the companies traded on the NASDAQ Stock Market in the Standard Industry Classification Code 3710 (motor vehicles and equipment) (the “Peer Group”).

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Williams Controls, Inc., The NASDAQ Composite Index
And A Peer Group

____________________

* $100 invested on 9/30/01 in stock or index — including reinvestment of dividend. Fiscal year ending September 30

AUDIT COMMITTEE REPORT

     The Audit Committee oversees the Company’s financial reporting process and compliance with the Sarbanes/Oxley Act on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Audit Committee held five meetings during our 2007 fiscal year.

     With respect to the Company’s audited financial statements for the Company’s fiscal year ended September 30, 2007, management of the Company represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and the Audit Committee

reviewed and discussed those financial statements with management. The Audit Committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified or supplemented.

     The Audit Committee received the written disclosures from the Company’s independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions With Audit Committees), as modified or supplemented, and discussed with the Company’s independent registered public accounting firm their independence.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended September 30, 2007, be included in the Company’s Annual Report on Form 10-K for that fiscal year.

     The Audit Committee members for fiscal 2007 were:

         H. Samuel Greenawalt, Chairman;
         Douglas E. Hailey; and
         Donn J. Viola

PROPOSAL 2 — APPROVAL OF AN AMENDMENT TO THE
COMPANY’S 1995 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

Background

     The Board has approved, and is requesting that the stockholders of the Company approve, an amendment (the “Amendment”) to the Company’s 1995 Stock Option Plan for Non-Employee Directors, as amended (the “Directors’ Plan”), to increase the number of shares reserved for issuance upon exercise of stock options granted thereunder from an aggregate of 66,666 shares of Common Stock to 86,666 shares of Common Stock.

     The Directors’ Plan is designed to provide additional incentive for persons to become directors of the Company, to reward non-employee directors for services to the Company, to encourage stock ownership by directors and to encourage such persons to remain associated with the Company. The only persons eligible to participate in the Directors’ Plan are the non-employee directors of the Company. At the date of this proxy statement, the directors eligible for participation in the Directors’ Plan include R. Eugene Goodson, H. Samuel Greenawalt, Douglas E. Hailey, Carlos P. Salas, Peter E. Salas and Donn J. Viola.

Summary of the Directors’ Plan

     The Directors’ Plan is a formula plan that provides a fixed option grant to each non-employee director who is serving as a director of the Company immediately following the annual meeting of stockholders. Specifically, each such non-employee director is granted a ten-year option to purchase 1,666 shares of common stock at the fair market value of the common stock on the date of grant. Grants under the Directors’ Plan are automatic and the options vest and become exercisable in accordance with the length of the director’s service, as follows: 25% of the shares vest immediately on the date of grant and an additional 25% of the shares covered thereby vest on the first, second and third anniversaries of the date of grant

     The Directors’ Plan is administered by the Board of Directors. The Board may adopt, amend and rescind any rules and regulations relating to the Directors’ Plan as in its opinion may be advisable for the administration of the Directors’ Plan without amending the Directors’ Plan.

     The Board may terminate, modify or amend the Directors’ Plan in its discretion, except that it may not increase the number of shares of common stock as to which options may be granted to eligible directors of the Company, grant eligibility to directors not included within the terms of the Directors’ Plan prior to the amendment, or increase the benefits to be received by directors of the Company who are participants in the Directors’ Plan unless approved by the stockholders. The Board may not adversely affect the rights of any participant under any unexercised option or any portion thereof without the consent of such participant.

     Options granted under the Directors’ Plan contain provisions for proportionate adjustment of the number of shares for outstanding options and the option price per share in the event of a stock dividend or recapitalization resulting in a stock split or combination or exchange of shares. The Plan originally provided for annual grants of 10,000 shares to each eligible director and this amount was adjusted to 1,666 shares with the Corporation’s one-for six reverse stock split approved by the stockholders at the March 2, 2006 annual meeting of stockholders.

     Upon dissolution, liquidation, corporate separation or division, including but not limited to, a split-up or spin-off, or the merger or consolidation of the Company (a “Corporate Change”), the Board may provide that either (i) each option holder shall have the right to exercise his option, to the extent then exercisable at the option price, solely for the kind and amount of shares of stock and other securities, property, cash or any combination thereof receivable upon such Corporate Change by a holder of the number of shares of Common Stock for which such option might have been exercised immediately prior to the Corporate Change; or (ii) each option granted under the Directors’ Plan shall terminate as of a date fixed by the Board and that, prior to the termination date, the option holders may exercise their options as to all or any part of the shares covered, whether or not then vested.

     The Directors’ Plan also provides that all outstanding options thereunder automatically shall become fully vested after a specified period of time (as specified in the Directors’ Plan, depending on the event) if there is a tender offer or exchange offer for the Company, certain mergers or consolidations of the Company or certain changes in control of the Company, including the acquisition by any person or group of a majority of the outstanding voting securities of the Company.

     To exercise an option, the optionee must pay the full option price either in cash or securities, which may include shares of the Company’s Common Stock having a fair market value equal to the option price, or a combination of cash and securities. The optionee may use cash received from the Company at the time of exercise as a compensatory payment or borrowed from the Company on terms and conditions in compliance with applicable law and determined by the Board in its discretion separately with respect to each option exercise and each optionee. The Board shall determine the value of any securities tendered in payment of an option exercise price.

     The term of each option shall be ten years. If an optionee ceases to be a director of the Company for any reason other than death, disability, retirement or termination for cause, the optionee may exercise all vested options within three months following such cessation. If an optionee is removed for cause, all options (whether or not vested) held by him will terminate immediately.

     If an optionee dies while a director of the Company, or if the optionee retires or becomes disabled, the optionee’s options, whether or not otherwise exercisable, unless previously terminated, may be exercised by the optionee or his legal representative or the person who acquires the options by bequest or inheritance at any time within one year following the date of death, disability or retirement of the optionee. In no event may an option be exercised after the original ten-year term.

     The Directors’ Plan provides that options granted thereunder confer no right upon any participant with respect to continuation as a director and do not interfere with the stockholders’ right to remove him as a director as provided by applicable law.

     An option granted under the Directors’ Plan is not transferable by the optionee other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the IRC. During the lifetime of the optionee, options may be exercised only by the optionee and, thereafter, only by his legal representative.

     An optionee has no rights as a stockholder with respect to any shares covered by an option granted under the Directors’ Plan until the option has been exercised.

     If a registration statement and a prospectus meeting the requirements of Section 10(a)(3) of the Securities Act relating to the shares issuable upon the exercise of options granted pursuant to the Directors’ Plan are not in effect at the time of the exercise of such options, the optionee must represent and warrant, in writing to the Company, that the shares to be issued are not being acquired with a view toward distribution thereof. No shares will be issued upon the exercise of any option unless and until there has been full compliance with any then applicable requirements of the SEC, state securities commissions or other regulatory agencies having jurisdiction, and of any securities exchange upon which the shares may be listed.

     In addition, unless a current registration statement under the Securities Act is in effect, an optionee who exercises options to purchase shares will acquire “restricted securities” as that term is used in Rule 144 adopted under the Securities Act and will be able to sell such shares only in compliance with such rule (or another applicable exemption from registration).

     There are 49,149 options outstanding and 16,684 shares available for future grant. If the Amendment is approved, 20,000 additional shares of Common Stock will be added to the total number of shares reserved under the Directors’ Plan, making an aggregate of 36,684 shares available for the grant of future options under the Directors’ Plan.

Federal Income Tax Aspects

     The federal income tax discussion set forth below is included for general information only. Optionees are urged to consult their tax advisors to determine the particular tax consequences applicable to them, including the application and effect of foreign, state and local income and other tax laws. All grants of options under the Directors’ Plan are non-statutory options.

     No compensation will be realized by the optionee of a non-statutory option at the time it is granted, provided the exercise price is at least equal to the value of the underlying shares at the time of the grant. Upon the exercise of a non-statutory option, an optionee will realize compensation for federal income tax purposes on the difference between the exercise price and the fair market value of the shares acquired at the time of exercise. If the optionee exercises a non-statutory option by surrendering shares of the Company’s Common Stock, it is generally not considered a taxable disposition of the previously owned shares. Thus, no capital gain or loss is recognized with respect to the shares used for payment, and the basis and holding period of the previously owned shares carries over to the equivalent shares received on exercise.

     The Company recognizes no deduction at the time of grant of a non-statutory option provided the exercise price of the option is at least equal to the value of the underlying shares. The Company will recognize a deduction at the time of exercise of a non-statutory option to the extent the exercise price is less than the value of the shares acquired upon exercise.

Recommendation and Vote Required

     Management and the Board of Directors recommend that the stockholders vote “FOR” approval of the amendment to the Directors’ Plan. Approval of this proposal requires the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote on this proposal.

     R. Eugene Goodson, H. Samuel Greenawalt, Douglas E. Hailey, Carlos P. Salas, Peter E. Salas and Donn J. Viola, the non-employee directors of the Company, have an interest in this proposal in that if this proposed amendment to the Directors’ Plan is approved by the Company’s stockholders, they will be eligible to continue to receive grants of options under the Directors’ Plan.

PROPOSAL 3 — APPROVAL OF AN AMENDMENT TO THE
COMPANY’S RESTATED 1993 STOCK OPTION PLAN

Background

     The Board has approved, and is requesting that the stockholders of the Company approve, an amendment (the “Amendment”) to the Company’s Restated 1993 Stock Option Plan, as amended (the “Plan”), to increase the number of shares reserved for issuance upon exercise of stock options granted thereunder from an aggregate of 750,000 shares of Common Stock to 870,000 shares of Common Stock. At September 30, 2007, 573,636 shares are subject to options previously granted, 120,893 shares have been issued to optionees from exercise of grants since inception of the Plan in 1993, and 55,471 shares are available for future grants under the Plan.

     If the Amendment is approved, 120,000 additional shares of Common Stock will be added to the total number of shares reserved under the Plan, making an aggregate of 175,471 shares available for the grant of future options under the Plan, representing 870,000 shares less the 573,636 options previously granted and outstanding and the 120,893 shares issued under exercise of grants.

Summary of the Plan

     The Plan was adopted by the Board on September 20, 1993 for a ten-year term and extended by a vote of the Board for an additional 10 years in 2003. Amendments to the Plan were approved by the stockholders on February 22, 1995, March 27, 1998 and February 26,1999 increasing the maximum number of shares to be allocated under the Plan from the original amount of 166,666 to 250,000 to 500,000 and then to 750,000, respectively. All share counts have been restated to reflect the one-for six stock split approved by the stockholders on March 2, 2006.

     The Plan is designed to (i) induce qualified persons to become employees and/or officers of the Company, (ii) reward such persons for past service to the Company, (iii) encourage such persons to remain in the employ of the Company or associated with the Company, and (iv) provide additional incentive for such persons to put forth maximum efforts for the success of the business of the Company. To the extent management personnel has already received options granted under the Plan, and may be eligible to receive additional options under the Plan, management has an interest in obtaining approval of the Amendment by the Company’s stockholders. The Plan currently provides that employees, officers of and consultants to the Company are eligible to participate in the Plan.

     The Plan is currently administered by the Board’s Compensation Committee (“Committee”). Grants of stock options under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. In addition to determining who will be granted options, the Committee has the authority and discretion to determine when options will be granted and the number of options to be granted. The Committee may determine which options may be options intended to qualify for special treatment under the IRC, or non-qualified options, which are not intended to so qualify. The Committee also may determine the time or times when each option becomes exercisable, the duration of the exercise period for options and the form or forms of the instruments evidencing options granted under the Plan, subject to the limitations of the Plan. The Committee may adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable for the administration of the Plan.

     The Committee also may construe the Plan and the provisions in the instruments evidencing options granted under the Plan and is empowered to make all other determinations deemed necessary or advisable for the administration of the Plan. The Committee may not adversely affect the rights of any participant under any unexercised option or any portion thereof without the consent of such participant. Unless sooner terminated by the Committee, the Plan will terminate on September 20, 2013. At such time, the Committee would become unable to grant further options. However, prior granted options will remain in effect through their expiration and exercise dates.

     The Plan contains provisions for proportionate adjustment of the number of shares for outstanding options and the option price per share in the event of stock dividends, recapitalizations resulting in stock splits or combinations or exchanges of shares. In addition, the Plan provides for adjustments in the purchase price and exercise period by the Committee in the event of a proposed dissolution or liquidation of the Company, or any corporate separation or division, including, but not limited to, split-up, split-off, spin-off, merger or consolidation of the Company with another corporation, or in the event there is a change in constitution of the Common Stock of the Company.

     In determining persons to whom options will be granted and the number of shares to be covered by each option, the Committee takes into account the duties of the optionees, their present and potential contributions to the success of the Company and such other factors as the Committee deems relevant to accomplish the purposes of the Plan.

     Only employees of the Company, as the term “employees” is defined for the purposes of the IRC, are entitled to receive incentive stock options. Incentive stock options granted under the Plan are intended to satisfy all requirements for incentive stock options under Section 422 of the IRC and the Treasury Regulations thereunder.

     Each option granted under the Plan is evidenced by a written Option Agreement between the Company and the optionee. The option price of any incentive stock option may be not less than 100% of the fair market value per share on the date of grant of the option; provided, however, that any incentive stock option granted under the Plan to any person owning more than ten percent of the total combined voting power of the Common Stock will have an option price of not less than 110% of the fair market value per share on the date of grant of the incentive stock option. To comply with Section 409A of the IRC, each non-qualified stock option granted under the Plan will be at a price not less than 100% of the fair market value per share on the date of grant thereof. (Although the Plan has historically allowed the grant of a non-qualified stock option to have an option price as low as 80% of fair market value, in the past all grants made under the Plan have been made at 100% of the fair market value of the Company’s Common

Stock on the date of grant, unless a higher exercise price is required under the IRC for incentive stock options.) “Fair market value” per share as of a particular date is defined in the Plan as the last sale price of the Company’s Common Stock as reported on a national securities exchange or on the NASDAQ National Market System or, if none, the average of the closing bid and asking prices of the Company’s Common Stock as reported by NASDAQ or, if such quotations are unavailable, the value determined by the Committee in its discretion in good faith.

     The exercise period of options granted under the Plan may not exceed ten years from the date of grant thereof. Incentive stock options granted to a person owning more than ten percent of the total combined voting power of the Common Stock of the Company will be for no more than five years. The Committee will have the authority to accelerate or extend the exercisability of any outstanding option at such time and under such circumstances as it, in its sole discretion, deems appropriate. However, no exercise period may be extended to increase the term of the option beyond ten years from the date of the grant.

     To exercise an option, the optionee must pay the full exercise price in cash, in shares of Common Stock of the Company having a fair market value equal to the option price, or in property, or in a combination of cash, shares and property and, subject to approval of the Committee. The Committee has the sole and absolute discretion to determine whether or not property other than cash or Common Stock may be used to purchase the shares of Common Stock thereunder and, if so, to determine the value of the property received.

     Options granted under the Plan may be exercised only during the option term and only to the extent vested at the time of exercise. If the optionee ceases to be an employee, officer of or consultant to the Company or a subsidiary of or parent of the Company, other than by reason of death, disability, retirement or for cause, all options granted to such optionee but not yet exercised will terminate three months after the date the optionee ceased to be an employee and/or officer of the Company.

     If an optionee dies while an employee and/or officer of the Company, or if the optionee’s employment or officer status terminates by reason of disability or retirement, all options theretofore granted to such optionee, whether or not otherwise exercisable, unless earlier terminated in accordance with their terms, may be exercised at any time within one year after the date of death, disability or retirement of said optionee, by the optionee or by the optionee’s estate or by a person who acquired the right to exercise such options by bequest or inheritance or otherwise by reason of the death or disability of the optionee; provided, however, that in the case of incentive stock options, such one-year period will be limited to three months in the case of retirement.

     Options granted under the Plan are not transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the IRC or the rules thereunder. Options may be exercised, during the lifetime of the optionee, only by the optionee and thereafter only by the optionee’s legal representative. An optionee has no rights as a stockholder with respect to any shares covered by an option until the option has been exercised.

     The Company, to the extent permitted or required by law, will deduct a sufficient number of shares due to the optionee upon exercise of the option to allow the Company to pay federal, state and local taxes of any kind required by law to be withheld upon the exercise of such option from any payment of any kind otherwise due to the optionee. The Company is not obligated to advise any optionee of the existence of any tax or an amount that the Company will be so required to withhold.

Federal Income Tax Aspects

     The federal income tax discussion set forth below is included for general information only. Optionees are urged to consult their tax advisors to determine the particular tax consequences applicable to them, including the application and effect of foreign, state and local income and other tax laws.

     Incentive Stock Options. No income results to the holder of an incentive stock option upon the grant thereof or issuance of shares upon exercise thereof. The amount realized on the sale or taxable exchange of the option shares in excess of the option exercise price will be considered a capital gain, except that, if a sale, taxable exchange or other disposition occurs within one year after exercise of the incentive stock option or two years after the grant of the incentive stock option (generally considered to be a “disqualifying disposition”), the optionee will realize compensation, for federal income tax purposes, on the amount by which the lesser of (i) the fair market value on the date of exercise or (ii) the amount realized on the sale of the shares which exceeds the exercise price. The difference between the exercise price and the fair market value of the shares acquired at the time of exercise is a tax preference for the purpose of calculating the alternative minimum tax on individuals under the IRC. This preference amount will not be included again in alternative minimum taxable income in the year the taxpayer disposes of the stock. The result is achieved by adding the preference amount included in alternative minimum taxable income in the year of exercise to the basis of the stock. For alternative minimum tax purposes, the basis of stock is the fair market value of the stock on the date of exercise. This rule reduces the amount of income to the alternative minimum tax in the year the stock is sold.

     Non-Qualified Stock Options. No compensation will be realized by the optionee of a non-qualified stock option at the time it is granted, provided the exercise price is at least equal to the value of the underlying shares at the time of the grant. Upon the exercise of a non-qualified stock option, an optionee will realize compensation for federal income tax purposes on the difference between the exercise price and the fair market value of the shares acquired at the time of exercise. If the optionee exercises a non-qualified stock option by surrendering shares of the Company’s Common Stock, it is generally not considered a taxable disposition of the previously owned shares. Thus, no capital gain or loss is recognized with respect to the shares used for payment, and the basis and holding period of the previously owned shares carries over to the equivalent shares received on exercise.

     Consequences to the Company. The Company recognizes no deduction at the time of grant or exercise of an incentive stock option. The Company recognizes no deduction at the time of grant of a non-qualified stock option provided the option price of the option is at least equal to the value of the underlying shares. The Company will recognize a deduction at the time of exercise of a non-qualified stock option to the extent the option price is less than the value of the shares acquired or to the extent the optionee recognizes income upon a disqualifying disposition of shares underlying an incentive stock option.

Recommendation and Vote Required

     Management and the Board of Directors recommend that the stockholders vote “FOR” approval of the amendment of the Plan. Approval of this proposal requires the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote on this proposal.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

     Moss Adams LLP, an independent registered public accounting firm audited the consolidated financial statements of the Company and subsidiaries for fiscal 2007. KPMG LLP, an independent registered public accounting firm, audited the consolidated financial statements of the Company and subsidiaries for fiscal years 2006 and 2005.

Attendance at Annual Meeting

     Representatives of Moss Adams LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

Fees Billed to the Company by Moss Adams LLP in fiscal 2007 and by KPMG LLP During fiscal 2006

     Aggregate fees billed in fiscal 2007 by KPMG, during the period they were the Company’s independent registered public accounting firm, and by Moss Adams LLP in fiscal 2007 and KPMG LLP in fiscal 2006 related to the audits in each of the last two most recent fiscal years and for other professional services billed in the two most recent fiscal years were as follows:

Services Provided	2007	2006
Audit Fees (1)	$347,500	$285,350
Audit Related Fees (2)	36,000	39,500
Tax Fees (3)	98,941	84,270
All Other Fees	0	0
Total	$482,441	$409,120

____________________

(1)	Fees in connection with the audit of the Company’s annual financial statements and reviews of the Company’s quarterly reports on Form 10-Q for the fiscal year ended September 30, 2007. In fiscal 2007, also includes fees in connection with the audit of the Company’s internal controls over financial reporting in accordance with the Sarbanes/Oxley Act.

(2)	Fees include audit of benefit plans.

(3)	Fees include assistance with tax planning analysis and tax compliance.

     Before Moss Adams LLP is engaged by the Company or its subsidiaries to render audit or non-audit services, the engagement must be approved by the Audit Committee of the Board of Directors. The Audit Committee has considered each of the services rendered by Moss Adams LLP other than the audit of the Company’s financial statements and has determined that the provision of each of these services is compatible with maintaining the firm’s independence.

CODE OF ETHICS

     The Company has adopted a Code of Ethics that is applicable to the Company’s Chief Executive Officer, Chief Financial Officer and all other persons performing similar functions, as well as to all directors, officers, and employees of the Company. The Company’s Code of Ethics is available free of charge on the Company’s Internet web site at the following address: www.wmco.com and is available by writing to Williams Controls, Inc., Investor Relations, 14100 SW 72nd Avenue, Portland, Oregon 97224.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

     Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some stockholder proposals may be eligible for inclusion in the Company’s 2009 proxy statement. Any such proposal must be received by the Company not later than September 26, 2008. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities law. The submission of a stockholder proposal does not guarantee that it will be included in the Company’s proxy statement. Alternatively, under the Company’s bylaws, a proposal or nomination that a stockholder does not seek to include in the Company’s proxy statement pursuant to Rule 14a-8 may be delivered to the Secretary of the Company not less than ten days nor more than 60 days prior to the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs less than two days prior to the date of such meeting, in which event, stockholders may deliver such notice not later than the second day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. A stockholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of Common Stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the annual meeting. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a stockholder.

OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors is not aware of any business other than the proposals discussed above that will be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

ANNUAL REPORT ON FORM 10-K

     A copy of the Company’s Annual Report on Form 10-K for fiscal 2007 accompanies this Proxy Statement. The Company is required to file an Annual Report on Form 10-K for its fiscal year ended September 30, 2007 with the Securities and Exchange Commission. A stockholder also may obtain a copy of the Company’s annual report on Form 10-K at no charge, or a copy of exhibits thereto for a reasonable charge, by writing to Williams Controls, Inc., Investor Relations, 14100 S.W. 72nd Avenue, Portland, Oregon 97224.

____________________

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, THE COMPANY HOPES THAT YOU WILL HAVE YOUR STOCK REPRESENTED BY COMPLETING, SIGNING, DATING AND RETURNING YOUR ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

By Order of the Board of Directors,

Dennis E. Bunday
Executive Vice President, Chief Financial
Officer and Secretary

January 28, 2008
Portland, Oregon

WILLIAMS CONTROLS, INC.
Annual shareholder meeting, February 27, 2008
PROXY SOLICITED BY BOARD OF DIRECTORS
PLEASE SIGN AND RETURN THIS PROXY

The undersigned hereby appoints each of R. Eugene Goodson and Carlos P. Salas proxy with power of substitution and resubstitution to vote on behalf of the undersigned all shares that the undersigned may be entitled to vote at the annual shareholder meeting of Williams Controls, Inc. (the “Company”), on February 27, 2008, and any adjournments or postponements of that meeting, with all powers that the undersigned would possess, if personally present, with respect to the following:

1.	PROPOSAL TO ELECT THE FOLLOWING NOMINEES TO SERVE AS DIRECTORS OF THE COMPANY:

Patrick W. Cavanagh
R. Eugene Goodson
Samuel H. Greenawalt
Douglas E. Hailey
Carlos P. Salas
Peter E. Salas
Donn J. Viola

YOU MAY WITHHOLD AUTHORITY TO VOTE FOR ANY OF THE NOMINEES BY WRITING THEIR NAME(S) IN THE SPACE PROVIDED BELOW.

	[ ] FOR all seven nominees listed above (except as indicated to the contrary below)	[ ] WITHHOLD AUTHORITY to vote for all nominees listed above

(Instructions: Write the name of each nominee in the space above for whom authority to vote is withheld)

2.	PROPOSAL TO CONSIDER AND APPROVE AN AMENDMENT TO THE COMPANY’S 1995 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS, TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR GRANT THEREUNDER FROM 66,666 TO 86,666.

	[ ] FOR	[ ] AGAINST	[ ] WITHHOLD AUTHORITY

3.	PROPOSAL TO CONSIDER AND APPROVE AN AMENDMENT TO THE COMPANY’S RESTATED 1993 STOCK OPTION PLAN, TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR GRANT THEREUNDER FROM 750,000 TO 870,000 SHARES.

	[ ] FOR	[ ] AGAINST	[ ] WITHHOLD AUTHORITY

4.	TRANSACTION OF ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OF THE MEETING. A MAJORITY OF THE PROXIES OR SUBSTITUTES AT THE MEETING MAY EXERCISE ALL THE POWERS GRANTED BY THIS PROXY.

The shares represented by this proxy will be voted as specified on the front of this proxy, but if no specification is made, this proxy will be voted FOR election of Patrick W. Cavanagh, R. Eugene Goodson, Samuel H. Greenawalt, Douglas E. Hailey, Carlos P. Salas, Peter E. Salas, and Donn J. Viola, in proposal one and FOR proposals two and three unless an exception is indicated to the contrary above. The proxies may vote in their discretion as to other matters that may properly come before this meeting.

No. of Shares: ______________ Date: ___________, 2008
Signature or Signatures

Please date and sign above as your name is printed to the left of the signature line, including designation as executor, trust, etc., if applicable and return in the enclosed envelope. A corporation must be signed for by the president or other authorized officer.

The annual shareholder meeting of Williams Controls, Inc. will be held at the offices of the Company located at 14100 South West 72nd Avenue, Portland, Oregon on February 27, 2008, at 8:30 a.m. Pacific Standard Time.

Please Note: Any shares of stock of the Company held in the name of fiduciaries, custodians or brokerage houses for the benefit of their clients may only be voted by the fiduciary, custodian or brokerage house itself. The beneficial owner may not directly vote or appoint a proxy to vote the shares and must instruct the person or entity in whose name the shares are held how to vote the shares held for the beneficial owner. Therefore, if any shares of stock of the Company are held in “street name” by a brokerage house, only the brokerage house, at the instructions of its client, may vote or appoint a proxy to vote the shares.